Exhibit 10.67

Purchase and Sale Agreement

By and Between

Rosenberg Soma Investments III, LLC,

a Delaware limited liability company

(“Seller”)

and

KBS Realty Advisors, LLC,

a Delaware limited liability company

(“Buyer”)

i

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of December 27, 2006 (the “Effective Date”) by and between Rosenberg Soma Investments III, LLC, a Delaware limited liability company (“Seller”), and KBS Realty Advisors, LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

This Agreement is made with respect to the following facts and circumstances:

A. Seller owns certain real property commonly known as 625 Second Street, San Francisco, California which real property, together with certain personal property, is collectively referred to in this Agreement as the “Property” and is more particularly defined below.

B. Subject to the terms and conditions herein, Seller desires to sell and Buyer desires to purchase the Property.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Seller and Buyer agree as follows:

1. PURCHASE AND SALE.

1.1 Property. Subject to the terms and conditions hereof, Seller hereby agrees to sell, convey and assign to Buyer, and Buyer hereby agrees to purchase and accept from Seller on the Closing Date (as defined below) the following (collectively, the “Property”):

1.1.1 That certain tract or parcel of land situated in the City and County of San Francisco, California which is legally described on Exhibit 1.1.1 attached hereto, together with any and all rights, privileges, and easements appurtenant thereto, which are owned by Seller (collectively, the “Land”).

1.1.2 All buildings, structures, fixtures and other improvements of every kind and description affixed to or located in, on, over, or under the Land (excluding fixtures owned by any tenant) (all of which are collectively referred to as the “Improvements”; the Land and Improvements are collectively referred to as the “Real Property”); and

1.1.3 All right, title and interest of Seller in and to all tangible personal property of any type located upon the Land or within the Improvements and used exclusively in connection with the operation of the Land and Improvements (collectively, the “Personal Property”).

1.2 Assignment. In addition, Seller shall convey and assign to Buyer all of the right, title and interest of Seller, if any, in and to (i) the lease scheduled on Exhibit 1.2 (i) attached hereto (the “Lease”) and all leases entered into by Seller following the Effective Date subject to approval by Buyer pursuant to Section 10.3 below, together with any and all security deposits in Seller’s possession in connection therewith; (ii) all assignable service contracts and other agreements, if any, relating to the Real Property or Personal Property to be assumed by Buyer (as provided below); the assignable service contracts with respect to the Real Property are described on Exhibit 1.2 (ii) attached hereto (collectively the “Service Contracts”); (iii) all assignable current licenses, permits, certificates of occupancy, approvals and entitlements issued or granted in connection with the Real Property as well as any and all assignable development rights and any other intangible rights, interests or privileges relating to or used in connection with the Real Property; (iv) any assignable right to use the current names of the Real Property, logos, trademarks, tradenames and symbols and promotional materials; and (v) all transferable warranties, guarantees or sureties relating to the Real Property or the Personal Property. Such assignment shall be made pursuant to the Assignment and Assumption Agreement in the form described in Section 8.1.3 below (“Assignment”). All of the above interests as described in clauses (iii), (iv) and (v) of this Section 1.2 shall sometimes be referred to collectively as the “Intangible Property.”

1.3 Excluded Property. Notwithstanding anything to the contrary set forth herein, the Property being conveyed pursuant to this Agreement does not include (and Seller expressly reserves all rights with respect thereto) any existing claims or causes of action with respect to the Property to the extent attributable to the period prior to the Closing Date, including, without limitation, any tax rebates attributable to the period prior to the Closing (as defined below), and claims against existing tenants with respect to matters accruing prior to the Closing Date or previous tenants. The provisions of this Section 1.3 shall not be construed, however, to restrict the ability of Buyer following the Closing Date to deal with any existing tenants of the Real Property or to restrict the Buyer following the Closing Date from pursuing any and all remedies in connection with existing hazardous materials on, in or about the Real Property.

2. PURCHASE PRICE. Buyer shall pay as the total purchase price for the Property (“Purchase Price”) the sum of Fifty One Million Dollars ($51,000,000). The Purchase Price shall be paid as follows:

2.1 Deposit. On or before five (5) business days following the Effective Date, Buyer shall cause One Hundred Twenty Five Thousand Dollars ($125,000) (the “Deposit #1”) in immediately available funds to be delivered into Escrow (as defined below). On or before one (1) business day following the Due

Diligence Date (as defined below) provided that Buyer has given the Approval Notice (as defined below), Buyer shall cause an additional One Million One Hundred Twenty Five Thousand Dollars ($1,125,000) (the “Deposit #2”) in immediately available funds to be delivered into Escrow. In the event that Buyer elects to extend the date for Closing, as provided in Section 5.1, by giving an Extension Notice (as defined below) as a condition of the effectiveness of such Extension Notice, Buyer shall cause an additional Five Hundred Thousand Dollars ($500,000) (the “Deposit #3”) in immediately available funds to be delivered into Escrow. The “Deposit” shall refer to the sum of the Deposit #1 and Deposit #2, as well as Deposit #3, if made, as each of said amounts is received by Escrow and any and all interest then accrued thereon. The failure of Buyer to timely deliver any of the respective Deposits shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately by giving written notice of such termination to Buyer and the Escrow Agent (as defined below);

2.2 Interest on Deposit. The Deposit shall be held by the Escrow Agent as an earnest money deposit towards the Purchase Price. The Deposit shall be held in Escrow in accordance with the provisions of this Agreement in a federally insured interest bearing account or other investment suitable for daily investment reasonably acceptable to Seller and Buyer (and in any event with any risk of loss for the account of Buyer) with any interest accruing thereon to be paid or credited, except as otherwise provided in this Agreement, to Buyer;

2.3 Disposition of Deposit. At the Closing (as defined below) the Deposit shall be applied and credited toward the payment of the Purchase Price. If Escrow does not close, and this Agreement is terminated in a manner governed by Sections 7.3 or 13, the Deposit will be disbursed to Buyer as provided in such Sections. If the Escrow does not close and neither Section 7.3 nor Section 13 applies, the Deposit shall be returned to Buyer unless the provisions of Section 18.1 are applicable, in which case the disposition of the Deposit shall be governed by the provisions of Section 18.1; and

2.4 Cash Balance. On or before the Closing, Buyer shall deliver into Escrow in immediately available funds the balance of the Purchase Price together with any amount required in connection with prorations and costs payable by Buyer. The Purchase Price, net of any prorations and closing costs to be paid by Seller as provided in this Agreement, shall be paid by the Escrow Agent to Seller on the Closing Date by federal wire transfer of immediately available funds to a bank account(s) designated by Seller in a written notice to the Escrow Agent given prior to the Closing.

3. TITLE.

3.1 Vesting of Title. At Closing, Seller shall convey fee simple title to the Real Property to Buyer by execution and delivery of the Deed (as defined below). Issuance by the Title Company (or an unconditional commitment to issue) as of the Closing of the Buyer’s Title Policy (as defined below) shall constitute evidence of delivery of title by Seller.

3.2 Buyer’s Title Insurance. At Closing and as a condition precedent for the benefit of Buyer as provided in Section 7.2.4 below, the Title Company shall issue to Buyer an ALTA extended coverage owner’s form of title insurance policy in the amount of the Purchase Price insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions (as defined below) (“Buyer’s Title Policy”). If Buyer timely delivers a Title Commitment (as defined below) pursuant to the provisions of Section 6.3.4, the Buyer’s Title Policy shall be in the form of the Title Commitment and shall include such endorsements as are set forth in such Title Commitment.

3.3 Permitted Exceptions. As a condition precedent of Buyer’s obligations as provided in Section 7.2.4 but not as a covenant of Seller, Seller shall convey the Property and Buyer shall accept the Real Property subject to the following matters, which are collectively referred to as the “Permitted Exceptions”:

3.3.1 all exceptions to title shown in the Title Report (as defined below) as it may be amended and on the Survey (as defined below) that are approved or deemed approved by Buyer as provided in Section 6.3 hereof;

3.3.2 the lien of non-delinquent real and personal property taxes and assessments;

3.3.3 the rights of the tenant (“Tenant”) under the Lease as tenant only, without any right to purchase the Property;

3.3.4 local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now existing or hereafter in effect with respect to the Real Property;

3.3.5 matters affecting the condition of title created by or with the written consent of Buyer; and

3.3.6 standard printed exclusions generally included in an ALTA owner’s policy.

4. ESCROW.

4.1 Opening of Escrow. Seller shall deliver three (3) counterparts of the signed and initialed pages as contemplated by this Agreement into escrow (“Escrow”) to be established at Chicago Title Company, 388 Market Street, 13th Floor, San Francisco, California 94111, to the attention of Nicole Carr, Fax: (415) 956-2175. (“Escrow Agent”) on or before four (4) business days following the Effective Date and Buyer shall deliver into Escrow three (3) counterpart originals of the Agreement duly signed and initialed by Buyer. The Buyer’s Title Policy shall be issued by Chicago Title Insurance Company (National Business Unit), Attn. Mr. John Premac, Chicago Title Insurance Company, 16969 Von Karman Avenue, Suite 200, Irvine, California 92606, Fax: (949) 263-0356, California (“Title Company”).

4.2 Instructions to Escrow Agent. Seller and Buyer shall each be entitled to submit escrow instructions to the Escrow Agent in connection with the Closing of the Escrow. Seller and Buyer shall in addition execute such further escrow instructions as the Escrow Agent may reasonably require in connection with the Closing so long as such instructions are consistent with the provisions of this Agreement and the escrow instructions of Seller and Buyer. In the event of any conflict between the terms and conditions of this Agreement and the provisions of any escrow instructions prepared by Seller, Buyer or the Escrow Agent, the terms and conditions of this Agreement shall control.

5. CLOSING.

5.1 Closing. The purchase and sale of the Property as contemplated by this Agreement, including but not limited to the recordation of the Deed and the completion of the other matters required by this Agreement to be done contemporaneously (the “Closing”) shall occur on January 24, 2007, or on such earlier date as is mutually agreed in writing by Seller and Buyer; provided, however, that Buyer shall be entitled to extend the date for Closing to February 7, 2007 by giving written notice (“Extension Notice”) to Seller on or before January 17, 2007 and depositing into Escrow Deposit #3. Delivery by Buyer into Escrow of Deposit #3 shall be a condition of the effectiveness of the Extension Notice. The date on which the Closing actually occurs shall be referred to as the “Closing Date.”

5.2 Failure to Close. If the Closing does not occur on or before the date set forth in Section 5.1 above (as such date may be extended pursuant to the express provisions of this Agreement), then in the absence of a written agreement between the parties to extend the Closing Date, either party hereto (so long as such party is not then in default pursuant to this Agreement), without waiving any rights it may otherwise have pursuant to the Agreement, may elect to terminate this Agreement by giving written notice of such termination to the other and to the Escrow Agent.

6. DUE DILIGENCE.

6.1 Due Diligence Period. The period commencing as of the Effective Date and continuing through January 12, 2007 (“Due Diligence Date”) shall be referred to as the “Due Diligence Period.”

6.2 Available Information. Seller shall make available to Buyer the following documents and materials (collectively, the “Due Diligence Materials”).

6.2.1 Delivered Materials. Prior to the Effective Date, Seller has, or within five (5) business days following the Effective Date, will deliver or cause to be delivered to Buyer copies of all of the documents and materials relating to the Property listed on Exhibit 6.2.1(i) attached hereto. Seller has not undertaken any independent investigation as to the truth or accuracy of the documents and materials to be delivered and is providing same solely as an accommodation to Buyer. In addition, Buyer has informed Seller that it is required by law to complete, with respect to certain matters relating to the Property, an audit commonly known as a “3-14 audit” (the “Buyer’s 3-14 Audit”). It is anticipated that Buyer shall complete the Buyer’s 3-14 Audit during the Due Diligence Period. In connection with the completion by Buyer of Buyer’s 3-14 Audit, Seller shall, at no cost to Seller: (a) during the Due Diligence Period, make available to Buyer the documents described in Exhibit 6.2.1(ii) attached hereto to the extent in Seller’s possession; and (b) provide to Buyer, in written form, answers as reasonably determined by Seller to the questions relating to the Property which are set forth in Exhibit 6.2.1(ii).

6.2.2 Property Files. Seller shall make available to Buyer and Buyer’s agents and representatives at the offices of Seller located at 153 Townsend Street, Suite 530, San Francisco, CA 94107, upon reasonable notice and during normal business hours, all files, books, and records, in the possession or control of Seller, or in possession or control of Seller’s property manager, if any, relating to the ownership, operation, construction, use or occupancy of the Property, or any portion of the Property. Buyer, at its expense, may make photocopies of such material relative to the Property as Buyer may determine.

6.2.3 Restricted Information. Notwithstanding any provision to the contrary, “Due Diligence Materials” shall not include, and Seller shall have no obligation to furnish or otherwise make available to Buyer, any of the following documents: any internally or externally prepared reports or analysis concerning the valuation or economic performance of the Property; any information received from or concerning any other potential purchaser of the Property; any federal or state income tax returns; any documents, instruments or agreements evidencing, securing or relating to any mortgage loan currently encumbering the Real Property; any correspondence or analyses regarding past, pending or proposed real property tax appeals; or any information or documentation that is privileged or otherwise legally protected from disclosure under applicable law.

6.2.4 Confidentiality. Prior to the occurrence of the Closing, Buyer and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or the Property whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Buyer may disclose such data and information to the employees, lenders, consultants, accountants and attorneys of Buyer provided that such persons agree to treat such data and information confidentially, and further provided that Buyer shall be entitled to make such disclosures as are required by applicable law. In the event this Agreement is terminated or Buyer fails to perform hereunder, Buyer shall promptly return to Seller any statements, documents, schedules, exhibits and other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. Notwithstanding any provisions to the contrary of this Agreement, including, without limitation, the above provisions of this Section 6.2.4, no provision contained in this Agreement shall be construed to impair Buyer’s (or its permitted assignee’s) right to disclose information relating to the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for, or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or its permitted assignees, (b) in connection with any filings, (including any amendment or supplement to any S-11 filing), with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest, direct or indirect, in any permitted assignee of Buyer, and (c) to any broker/dealers in the REIT’s broker/dealer network, and any of the REIT’s investors. The provisions of this Section 6.2.4 shall survive the Closing or any termination of this Agreement.

6.3 Title Review. The period commencing as of the Effective Date and continuing through January 9, 2007, shall be referred to as the “Title Review Period.”

6.3.1 Title Material. Promptly following the Effective Date, Seller will obtain and deliver to Buyer a current preliminary title report (“Title Report”) for the Real Property prepared by the Title Company or Escrow Agent, together with a copy of, or access to, the documents listed as exceptions therein. Buyer, at its cost, shall obtain a survey (“Survey”) of the Real Property prepared by a licensed engineer which Survey shall be sufficient to provide the basis for an ALTA owner’s policy of title insurance. The Survey shall be obtained by Buyer prior to the expiration of the Title Review Period and Buyer shall promptly deliver a copy of the Survey to Seller and the Title Company.

6.3.2 Review of Title. Buyer shall notify Seller in writing (the “Title Notice”) prior to the expiration of the Title Review Period with respect to which exceptions to title as shown on the Title Report and Survey will not be accepted by Buyer. If Buyer fails to notify Seller in writing of its disapproval of any exceptions to title by the expiration of the Title Review Period, Buyer shall be deemed to have approved the condition of title to the Real Property. If Buyer notifies Seller in writing that Buyer objects to any exceptions to title, Seller shall have one (1) business day after receipt of the Title Notice (but, in no event, later than one (1) business day prior to the Due Diligence Date) to notify Buyer (a) that Seller will remove such objectionable exceptions from title on or before the Closing, provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond ten (10) days; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to timely give such notice to Buyer, Seller shall be deemed to have given notice to Buyer under clause (b). Seller shall have no obligation to remove any title exceptions to which Buyer objects provided, however, that Seller shall remove, as of the Closing, all liens evidencing any deed of trust (and related documents) securing financing, all delinquent tax liens, all mechanics’ liens relating to work performed by Seller, and all judgment liens against Seller. If Seller gives or is deemed to have given Buyer notice under clause (b) above, Buyer shall have one (1) business day from the date on which such notice to Buyer is given (but in no event later than the Due Diligence Date) in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions, or that Buyer will terminate this Agreement. If Buyer fails to timely give such notice, Buyer will be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. If this Agreement is terminated pursuant to the foregoing provisions of this Section 6.3.2, then neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly stated to survive such termination), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder.

6.3.3 Subsequent Title Defects. Buyer may, at or prior to Closing, notify Seller in writing (the “Subsequent Title Defects Notice”) of any objection(s) to title exceptions (a) raised by the Title Company between the expiration of the Title Review Period and the Closing, and (b) not disclosed by the Title Company or the Survey or otherwise known to Buyer prior to the expiration of the Title Review Period, provided that Buyer must notify Seller of such objection(s) to title within three (3) business days of being made aware of the existence of such exception. If Buyer timely gives a Subsequent Title Defects Notice to Seller, Seller shall have two (2) business days after receipt of the Subsequent Title Defects Notice to notify Buyer (a) that Seller will remove such objectionable exceptions from title on or before the Closing, provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond ten (10) days; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to timely give such notice to Buyer, Seller shall have been deemed to have given notice to Buyer under clause (b). Seller shall have no obligation to remove any title exceptions to which Buyer objects, provided however, that notwithstanding the foregoing, Seller shall remove, as of the Closing, all liens evidencing any deed of trust (and related documents) securing financing, all delinquent tax liens, all mechanics’ liens relating to work performed by Seller, and all judgment liens against Seller. If Seller gives or is deemed to have given notice under clause (b) above, Buyer shall have three (3) business days from the date on which such notice to Buyer is given or deemed given in which to notify Seller that Buyer will nevertheless proceed with the purchase and take title to the Property subject to such exceptions or that Buyer will terminate this Agreement. If Buyer fails to timely give such notice, Buyer shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions. If this Agreement is terminated pursuant to the foregoing provisions of this Section 6.3.3 then neither party shall have any further rights or obligations hereunder (except with respect to those matters expressly set forth to survive such termination), the Deposit shall be returned to Buyer and each party shall bear its own costs incurred hereunder.

6.3.4 Proforma Policy. On or before the Due Diligence Date, Buyer may deliver to Seller a proforma title policy (“Title Commitment”) acceptable to Buyer pursuant to which the Title Company shall have committed to issue as of the Closing an ALTA extended coverage owner’s title policy, including such endorsements as are required by Buyer. The delivery of the Title Commitment by Buyer to Seller shall constitute an affirmation by Buyer that the Title Commitment is acceptable to Buyer, and that Buyer is prepared to take title to the Real Property as provided in the Title Commitment. The Title Commitment, if delivered, shall be consistent with the provisions of Section 6.3.2 (and Section 6.3.3 if Buyer has timely given a Subsequent Title Defects Notice) and shall include all title exceptions as set forth in the Title Report and/or referenced in the Survey, other than those which Seller is obligated to remove or has agreed to remove pursuant to the provisions of Section 6.3.2 (and Section 6.3.3, if applicable) or the Title Company has otherwise agreed to remove.

6.4 Inspection; Right of Entry. Buyer and Buyer’s agents, contractors, engineers, consultants, employees and other representatives (collectively, “Buyer’s

Representatives”) shall have the right, during the Due Diligence Period and subject to the terms and conditions of Section 6.6 below, (i) to enter the Real Property to inspect the same (including the performance of environmental audits of the Real Property in accordance with the terms of Section 6.4.1 and 6.4.2 below), upon reasonable notice to Seller, provided that Buyer does not unreasonably disturb any business of Seller in connection with the Property or any tenant of the Real Property and provided that Seller shall be afforded the opportunity to participate in such visitations, (ii) to contact representatives of third parties who have executed Service Contracts with Seller or Seller’s representatives regarding the Real Property, and (iii) to contact representatives of the Tenant, provided that Seller shall be afforded the opportunity to participate in any such contact. Buyer shall keep the Property free and clear of any mechanics’ liens, materialmen’s liens or claims arising out of any of Buyer’s activities or those of Buyer’s Representatives on or with respect to the Real Property. All entries onto the Real Property by Buyer and all inspections and examinations thereof shall be at Buyer’s sole cost and expense, shall be done in a workmanlike manner in accordance with all applicable codes, statutes, ordinances, rules, regulations and laws and shall not disturb in any way the quiet occupancy or enjoyment of any tenant or other occupant of the Real Property. Buyer shall not perform any test or inspection or carry out any activity at the Real Property which damages the Real Property in any way or which is physically intrusive into the Improvements or soil of the Real Property without the prior written consent of Seller, which Seller may withhold in its sole and absolute discretion. After each entry onto any portion of the Real Property, Buyer, at its sole cost and expense shall repair (which shall include replacement where necessary) any damage to the Real Property arising from such entry. In connection with any inspections of the Real Property, Buyer and Buyer’s Representatives will carry liability insurance in an amount not less than $1,000,000 combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, and, upon the request of Seller, will provide Seller with written evidence of same. Buyer will give Seller reasonable prior notice of its intention to conduct any inspections or tests with respect to the Real Property and Seller reserves the right to have a representative present.

6.4.1 Phase I Environmental Audit. During the Due Diligence Period, Buyer may conduct (or have conducted on its behalf by an environmental auditor) a Phase I environmental audit of the Real Property, subject to the terms and conditions of Sections 6.4.2 and 6.6 below.

6.4.2 Environmental Conditions. In the event that Buyer shall enter the Real Property for purposes of conducting a Phase I environmental audit of the Real Property, Buyer shall provide Seller with at least two (2) business days’ prior written notice of its intent thereof. Buyer shall not conduct a Phase II environmental audit of the Real Property without the prior written consent of Seller which consent may be withheld or granted in the sole and absolute discretion of Seller. Prior to the occurrence of the Closing, Buyer shall not disclose to any third party, other than Buyer’s consultants, agents, investors, lenders, and attorneys associated with the purchase of the Property and other than as may be required by applicable law, the results of any of Buyer’s inspections or testing of the Real Property. Prior to performing any environmental inspections or testing of the Real Property, Buyer shall obtain any required permits and authorizations and shall pay all applicable fees required by any public body or agency in connection therewith.

6.5 Buyer’s Reports. If the Escrow fails to close for any reason other than Seller’s material breach of this Agreement, then all studies, surveys (including, without limitation the Survey), reports, test results and analyses concerning the Real Property prepared by third parties for Buyer in connection with its review of the Real Property (collectively, “Buyer’s Reports”) shall at the option of Seller, immediately be delivered and assigned to Seller free and clear of all claims and at no cost, expense or liability to Seller. Buyer shall not be required to deliver to Seller internally prepared reports or analyses concerning the valuation or potential performance of the Real Property. Any Buyer’s Reports delivered to Seller at Seller’s request pursuant to this Section 6.5 shall be delivered without representation or warranty, nor shall Seller assert any warranty or rights against the consultants of Buyer who have prepared such Buyer’s Reports.

6.6 Indemnity. Buyer shall indemnify, defend by counsel reasonably acceptable to Seller, and hold Seller harmless from and against any and all costs, expenses, claims, demands or liens, (including, without limitation, mechanics’ liens) including reasonable attorneys’ fees, arising from or in any fashion related to the entry by Buyer or Buyer’s Representatives on the Real Property or the performance by Buyer or Buyer’s Representatives of any testing or investigations of the Real Property except with respect to any loss or liability incurred by Seller resulting from the mere discovery by Buyer or Buyer’s Representatives of the presence of hazardous materials at the Property or the existence of other defects with respect to the Property or resulting from the negligence of Seller. Without limiting the scope or generality of the foregoing indemnity, Buyer shall not permit any mechanics’, materialman’s, or other lien against all or any part of the Real Property to exist as the result of any activity by Buyer or Buyer’s Representatives undertaken in connection with the Real Property. If any such lien shall be filed against the Real Property or any portion of the Real Property, Buyer shall cause the lien to be discharged within five (5) business days after the filing thereof. The provisions of this Section 6.6 shall survive the Closing and delivery of the Deed and shall further survive any earlier termination of this Agreement.

6.7 Approval by Buyer. Buyer shall have the right to review and approve, in its sole, absolute and subjective discretion, during the Due Diligence Period all aspects of the Property, including but not limited to, the Due Diligence Materials, the physical and environmental condition of the Real Property, including, without limitation, the condition of the Improvements, the condition of the soil at the Real Property, the condition of the ground water at the Real Property, and the presence or absence of any hazardous materials at the Real Property, the financial condition of the Property, including, without limitation, the feasibility, convertibility, desirability and suitability of the Property for Buyer’s intended use and purposes, the legal condition of the Property, including, without limitation, the Property’s compliance or non-compliance with all statutes, ordinances, codes, regulations, decrees, orders and laws applicable to the Property, the Lease, all subleases, the Service Contracts, if any, being assumed by Buyer, the existence or non-existence of any governmental or quasi-governmental entitlements, if any, affecting the Property or any portion of the Property, any dimensions or specifications of the Real Property or any part thereof, the zoning, building and land use restrictions applicable to the Real Property or any portion thereof, and all other matters which Buyer deems relevant to its purchase of the Property including, without limitation, the form of executed Estoppel Certificate (as defined below) received by Buyer pursuant to the provisions of Section 7.2.6. In the event that Buyer elects to approve all of the matters as summarized in this Section 6.7 with respect to the Property, Buyer shall give written notice of such approval to Seller (“Approval Notice”) on or before the Due Diligence Date. The Approval Notice, if given by Buyer must be in the form of Exhibit 6.7 attached hereto. If Buyer fails to timely give the Approval Notice to Seller, Buyer shall conclusively be deemed to have disapproved the Property and more particularly the matters set forth in this Section 6.7 in which case this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination), the Deposit shall be promptly returned to Buyer and each party shall bear its own costs incurred hereunder. If Buyer timely gives the Approval Notice to Seller, then Buyer shall be considered to have elected to proceed with the purchase of the Property in accordance with the provisions of this Agreement, Buyer shall have no further rights with respect to this Section 6.7, the conditions for the benefit of Buyer as set forth in Sections 7.2.5 and 7.2.6 shall be considered to have been satisfied and Buyer shall have no further rights to assert the conditions set forth in such Sections.

6.8 Estoppel Certificate; SNDA. Within five (5) business days following the Effective Date, provided that Buyer has previously timely delivered to Seller a completed Estoppel Certificate consistent with the form attached hereto as Exhibit 7.2.6, Seller shall deliver the Estoppel Certificate to the Tenant and shall request that the Tenant execute such form and promptly return the executed Estoppel Certificate to Seller. Upon receipt of the executed Estoppel Certificate, Seller shall promptly deliver the original Estoppel Certificate to Buyer. Seller shall use commercially reasonable effort to obtain a signed Estoppel Certificate from Tenant prior to the Due Diligence Date, but shall not be obligated to obtain such Estoppel Certificate.

In addition, Seller shall promptly deliver to the Tenant any SNDA (“SNDA”) delivered by Buyer to Seller. Seller shall use commercially reasonable efforts to obtain the signature of Tenant with respect to any SNDA prior to the Due Diligence Date, but shall not be obligated to obtain a signed SNDA. In the event that Seller obtains a signed SNDA from Tenant, Seller shall deliver the original of such SNDA into Escrow. The Closing shall not be conditioned upon receipt of a signed SNDA from Tenant.

7.	CONDITIONS TO CLOSING.

7.1 Seller’s Conditions. The obligation of Seller to sell and convey the Property pursuant to this Agreement is subject to the satisfaction on or before the date scheduled for Closing as such date may be extended pursuant to the express provisions of this Agreement (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent, which conditions are for the benefit of Seller only and the satisfaction of which may be waived only in writing by Seller:

7.1.1 Buyer’s Deliveries. Delivery and execution by Buyer of all monies, items and instruments required to be delivered by Buyer pursuant to this Agreement;

7.1.2 Buyer’s Representations. Buyer’s warranties and representations set forth herein shall be true and correct in all material respects as of the Closing Date;

7.1.3 Buyer’s Performance. Buyer shall have performed each and every agreement to be performed by Buyer pursuant to this Agreement; and

7.1.4 Approval Notice. Buyer shall have timely given the Approval Notice to Seller in accordance with the provisions of Section 6.7.

7.2 Buyer’s Conditions. The obligation of Buyer to acquire the Property pursuant to this Agreement is subject to the satisfaction on or before the date scheduled for Closing as such date may be extended pursuant to the express provisions of this Agreement (or such earlier date as is specifically set forth in this Agreement) of all of the following conditions precedent which conditions are for the benefit of Buyer only and the satisfaction of which may be waived only in writing by Buyer:

7.2.1 Seller’s Deliveries. Delivery and execution by Seller of all instruments and other items required to be delivered by Seller pursuant to this Agreement;

7.2.2 Seller’s Representations. Seller’s warranties and representations set forth herein shall be true and correct in all material respects as of the Closing Date;

7.2.3 Seller’s Performance. Seller shall have performed each and every agreement to be performed by Seller pursuant to this Agreement;

7.2.4 Buyer’s Title Policy. As of the Closing, the Title Company shall have issued or shall have committed to issue, upon the sole condition of the payment of its regularly scheduled premium, the Buyer’s Title Policy;

7.2.5 Buyer’s Approval. On or before the Due Diligence Date, Buyer shall have given the Approval Notice to Seller in accordance with the provisions of Section 6.7; and

7.2.6 Estoppel Certificate. Not later than three (3) business days prior to the Due Diligence Date, Buyer shall have received an estoppel certificate (“Estoppel Certificate”) substantially in the form attached hereto as Exhibit 7.2.6 duly executed by the Tenant without material modifications, or if modified, with modifications acceptable to Buyer.

7.3 Failure of Conditions. If any of the conditions set forth in Sections 7.1 or 7.2 are not timely satisfied or waived, for any reason other than the default of Buyer or Seller under this Agreement, then this Agreement and the rights and obligations of Buyer and Seller shall terminate and be of no further force or effect except as to those matters as specifically stated in this Agreement to survive termination, in which case the Title Company is hereby instructed to return promptly to the party which placed such items into Escrow all funds (including the Deposit which is to be promptly returned to Buyer) and documents which are held by the Title Company on the date of termination.

7.4 Satisfaction of Conditions. The occurrence of the Closing shall constitute satisfaction of conditions set forth in Sections 7.1 and 7.2 not otherwise specifically satisfied or waived by Buyer or Seller.

8.	DELIVERIES INTO ESCROW.

8.1 Deliveries by Seller. On or before the Closing, Seller shall deliver or cause to be delivered into Escrow the following documents duly executed and acknowledged where appropriate:

8.1.1 Deed. A grant deed (the “Deed”) in the form attached hereto as Exhibit 8.1.1 conveying the Real Property to Buyer as provided in this Agreement which Deed is to be duly executed and acknowledged by Seller;

8.1.2 Bill of Sale. Bill of sale (“Bill of Sale”) in the form attached hereto as Exhibit 8.1.2 conveying the Personal Property to Buyer which Bill of Sale is to be duly executed by Seller;

8.1.3 Assignment. An Assignment in the form attached hereto as Exhibit 8.1.3 which is to be duly executed by Seller and Buyer;

8.1.4 FIRPTA. A certificate of non-foreign status to confirm that Buyer is not required to withhold part of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended which is to be duly executed by Seller;

8.1.5 Form 593-C. Real Estate Withholding Certificate (593-C) which is to be duly executed by Seller;

8.1.6 Seller Certificate. A Seller Certificate (“Seller Certificate”) in the form attached hereto as Exhibit 8.1.6, which Seller Certificate is to be duly executed by Seller;

8.1.7 Seller’s Authority. Such proof of Seller’s authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Escrow Agent;

8.1.8 The LOC. The original LOC (as defined below), together with executed transfer documentation; and

8.1.9 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein, including, without limitation, an ALTA owner’s affidavit in such form as may be reasonably requested by the Escrow Agent.

8.2 Deliveries by Buyer. On or before the Closing, Buyer shall deliver or cause to be delivered into Escrow the following funds and documents duly executed and acknowledged where appropriate:

8.2.1 Cash. The cash portion of the Purchase Price and such additional sums as are necessary to pay the Buyer’s share of closing costs, prorations and any fees as more particularly set forth in Section 9 below;

8.2.2 Assignment. An Assignment which is to be duly executed by Seller and Buyer;

8.2.3 Buyer’s Affidavit. Buyer’s Affidavit in the form attached hereto as Exhibit 8.2.3 which is to be duly executed by Buyer;

8.2.4 Buyer’s Authority. Such proof of Buyer’s authority and authorization to enter into this Agreement and consummate the transaction contemplated by this Agreement, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Escrow Agent; and

8.2.5 Other Documents. Such other documents as may be reasonably necessary and appropriate to complete the Closing of the transaction contemplated herein.

8.3 Tenant Notification Letter. Seller shall execute a tenant notification letter in the form attached hereto as Exhibit 8.3 to the tenant pursuant to the Lease (the “Tenant Notification Letter”), indicating the change of ownership of the Property with the name and address of the Buyer and the Closing Date, and shall upon the Closing deliver the executed Tenant Notification Letters to Buyer.

8.4 Delivery to Buyer Upon Closing. Seller shall deliver possession of the Property to Buyer upon the Closing subject to the rights of possession of the Tenant pursuant to the Lease.

8.5 Delivery Following Closing. Within two (2) business days following the Closing, Seller shall deliver to Buyer: (i) the original of the Lease; (ii) the originals of the Service Contracts being assumed by Buyer, if any; (iii) all building plans and specifications with respect to the Real Property which are in the possession or control of Seller or reasonably accessible to Seller or its property manager; (iv) all structural reviews, architectural drawings, engineering, soils, seismic, geologic and architectural reports in the possession or control of Seller or reasonably accessible to Seller or its property manager; (v) keys with respect to the Real Property in possession of Seller; and (vi) such other matters and documents in the possession or control of Seller or reasonably accessible to Seller or to its property manager as Buyer may reasonably request which relate to the Property and are not confidential and/or proprietary. The provisions of this Section 8.5 shall survive the Closing.

9. PRORATIONS; CLOSING COSTS; CREDITS.

9.1 Prorations.

9.1.1 Rent. Rents, revenues and other income from the Property, actually collected as of the Closing, shall be prorated through Escrow as of 12:01 a.m. on the Closing Date with Seller entitled to the prorated portion of such items attributable to the period prior to such date and time and Buyer entitled to the prorated portion of such items following such date and time. Any prepaid rent or other revenue paid by a tenant of the Property shall be credited to Buyer. If any rent or other payments under the Lease are in arrears as of the Closing Date, Buyer shall use reasonable efforts following the Closing to collect such rent or other payments provided that in no event shall Buyer be obligated to commence litigation to effect collection. Buyer shall be considered to have used reasonable efforts to collect any delinquent rents if Buyer invoices for such rent at least monthly. Nothing in this Section 9.1.1 shall restrict Seller’s right to collect delinquent rents directly from a tenant by any legal means, provided, however, that Seller shall not commence litigation to collect any such delinquent rent earlier than six (6) months following the Closing, nor shall Seller in any event commence an action to evict Tenant or terminate the Lease. Delinquent rent collected by Seller subsequent to the Closing shall be promptly paid to Buyer to the extent that Buyer is entitled to such rent in connection with the period on and after the Closing Date, and delinquent rent collected by Buyer subsequent to the Closing shall be promptly paid to Seller to the extent that Seller is entitled to such rent pursuant to the provisions of this Agreement relating to the period prior to the Closing Date. Seller and Buyer agree that all rent received by Seller or Buyer following the Closing shall be applied and paid first to any current rent then due Buyer, if any, and then to delinquent rent, if any, due Seller.

9.1.2 Taxes and Assessments. Except to the extent that real estate taxes are paid directly by a tenant, all non-delinquent real estate taxes on the Property shall be prorated through Escrow based on the most recent tax bill as of 12:01 a.m. on the Closing Date with Seller responsible for all such taxes attributable to the period prior to such date and time and Buyer responsible for all such taxes attributable to the period following such date and time. If after the Closing, supplemental real estate taxes are assessed against the Property by reason of any event occurring prior to the Closing Date, Buyer and Seller shall adjust the proration of the real estate taxes following the Closing. Any delinquent taxes on the Property shall be paid at the Closing from funds accruing to Seller. Any current installments with respect to bonds or assessments on the Real Property shall be prorated through Escrow as of 12:01 a.m. on the Closing Date and Seller shall have no obligation to pay any amount with respect to any such bonds or assessments other than the prorated current installment. Any refund in connection with real estate taxes relating to the Property attributable to the period prior to the Closing Date shall be paid to Seller subject to the rights, if any, of the Tenant pursuant to the Lease.

9.1.3 Operating Expenses. Operating expenses payable by the owner of the Real Property and all other customary charges or costs incident to the ownership of the Property (not otherwise payable directly by a tenant) shall be prorated through Escrow as of 12:01 a.m. on the Closing Date. Seller shall be responsible for all operating expenses accruing and attributable to the Property through the day prior to the Closing Date and Buyer shall be responsible for all operating expenses accruing and attributable to the Property commencing as of the Closing Date. Seller shall not assign to Buyer any deposits which Seller has with any utility companies servicing the Property. Buyer shall arrange with such companies to have accounts open in Buyer’s name beginning at 12:01 a.m. on the Closing Date. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Closing Date and all operating expenses shall be prorated based upon the information then available.

As of the Closing, to the extent that it can be reasonably determined that excess operating expense reimbursements have been paid by Tenant to Seller for the period prior to the Closing, Buyer shall be entitled to a credit in an amount equal to such overpayment. Following the Closing, Buyer shall be responsible for reimbursement to Tenant of any such excess amount as so credited to Buyer. In addition, Seller and Buyer shall make any adjustments required to be made subsequent to the Closing in the event the information available at the Closing is incorrect or incomplete. Specifically, but without limiting the generality of the immediately preceding sentence, following reconciliation of operating expense reimbursements Seller and Buyer shall make any adjustments (prorata based on the number of calendar days in the calendar year during which each of Seller and Buyer own the Property) required to be made in the event that the sum of operating expenses collected from tenants is less than or greater than the amount properly payable or chargeable. Any amount due from Seller to Buyer or Buyer to Seller shall be promptly paid upon final determination of the amounts due. There shall be no proration of any insurance premiums payable by Seller in connection with the Property.

9.1.4 Service Contracts. The amounts payable under the Service Contracts which shall be assumed pursuant to the provisions of the Assignment, shall be prorated through Escrow on an accrual basis as of 12:01 a.m. on the Closing Date. Seller shall pay all amounts due thereunder which accrue prior to the Closing Date and Buyer shall pay all amounts accruing on the Closing Date and thereafter. Buyer shall have no responsibility for Service Contracts not specifically being assumed by Buyer pursuant to this Agreement. Those Service Contracts which Buyer elects during the Due Diligence Period not to assume by giving written notice of such election to Seller shall be terminated by Seller as of the Closing, provided, however that with respect to those Service Contracts which require a termination notice longer than that allowed by reason of the date of the Closing (which in all events shall be no greater than thirty (30) days notice) provided that Seller has given notice of termination on or prior to the Closing Date, Buyer shall be responsible for the obligations that relate to such terminated Service Contracts for the period from and after the Closing Date and Seller shall be responsible for the obligations that relate to the period prior to the Closing Date. Buyer shall have no responsibility for Service Contracts which Buyer has elected not to assume for any period in excess of thirty (30) days following the Closing Date. Notwithstanding the above provisions of this Section 9.1.4 to the contrary, Buyer agrees as of the Closing to assume the Service Contract with Montgomery Kone Elevator.

9.1.5 Calculation of Prorations. All prorations shall be made on the basis of the actual number of days of the month which have elapsed as of 12:01 a.m. on the Closing Date (based on the periods to which the prorations relate and are applicable, and regardless of when payable).

9.1.6 Proforma Closing Statement. Buyer and Seller shall reasonably cooperate to produce at least one (1) business day prior to the Closing Date, a schedule of prorations in accordance with the provisions of this Agreement which is as complete and accurate as is then reasonably possible. All prorations which can be reasonably estimated as of the Closing Date shall be made in Escrow on the Closing Date. All other prorations and any adjustments to the initial estimated prorations, shall be made by Buyer and Seller within thirty (30) days following the Closing or such later time as may be reasonably required, in the exercise of due diligence to obtain the necessary information. Any net credit due one party from the other as the result of such post-Closing prorations and adjustments shall be paid to the other in cash immediately upon the parties’ written agreement to a final schedule of post-Closing adjustments and prorations. The provisions of Section 9.1 shall survive the Closing and the recordation of the Deed.

9.2 Closing Costs; Security Deposit.

9.2.1 Seller’s Costs. Seller shall pay (i) all documentary and transfer taxes; (ii) fifty percent (50%) of all of the escrow fees, costs, and recording costs (exclusive of recording costs relating to Buyer’s financing, if any), and (iii) its own attorneys’ fees.

9.2.2 Buyer’s Costs. Buyer shall pay (i) fifty percent (50%) of all escrow fees, costs and recording costs, provided that the Buyer shall be responsible for the entire amount of recording costs relating to Buyer’s financing; (ii) the premium for Buyer’s Title Policy, including, without limitation, the cost for any and all endorsements; (iii) the premium for the Buyer’s lender’s title policy, if any; (iv) the cost of the Survey (or updating the survey as provided by Seller, as the case may be); and (v) its own attorneys’ fees.

9.2.3 Credits; Letter of Credit. Buyer shall be credited and Seller shall be debited in an amount equal to the security deposit paid under the Lease, except to the extent that Seller was entitled to and did apply any part of such deposit to tenant obligations under the Lease.

A portion of the security deposit given by the Tenant pursuant to the Lease consists of a letter of credit (“LOC”). In connection with and prior to the Closing, Seller will deposit into Escrow the original LOC together with such executed transfer documentation as may be required to transfer the beneficiary pursuant to such letter of credit from Seller to Buyer. Seller shall otherwise reasonably cooperate, at no cost to Seller, in connection with any such transfer.

9.2.4 Other Expenses. Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by Buyer and Seller, respectively.

10. OPERATION OF PROPERTY PENDING THE CLOSING. Following the Effective Date and pending the Closing, the Seller shall operate the Property in accordance with the following:

10.1 Normal Course of Business. Seller shall use commercially reasonable efforts to continue to operate, manage and maintain the Property in such condition so that the Property shall be in substantially the same condition as of the Closing Date as it is as of the Due Diligence Date, reasonable wear and tear and casualty excepted, provided however, Seller shall not be required to perform any capital repairs or improvements. Seller shall maintain all existing insurance policies in connection with the Property and shall keep in effect and renew without material modification all licenses, permits and entitlements applicable to the Property. Seller’s existing liability and property insurance pertaining to the Property may be canceled by Seller as of the Closing Date. After the expiration of the Due Diligence Period, except as may be required by the Lease, Seller shall not make any material alterations to the Property or remove any Personal Property without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed;

10.2 Further Encumbrances. Seller shall not execute any documents or otherwise take any action which will have the result of further encumbering the Property in any fashion;

10.3 Leasing. Following the Effective Date, the Seller shall not terminate, amend or otherwise modify the Lease without the prior consent of Buyer, which consent may be withheld or given in Buyer’s sole discretion. Following the Effective Date, Seller shall not enter into any new lease without the prior consent of Buyer, which consent may be given or withheld by Buyer in its sole discretion. With respect to any consent of Seller requested by Tenant in connection with a sublease, Seller shall be entitled to grant or withhold such consent in its reasonable discretion without the prior consent of Buyer. Seller shall give written notice to Buyer within two (2) business days following any such consent to a sublease; and

10.4 New Obligations. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not enter into any maintenance contract, service contract or any other contract affecting or relating to the Property or any portion thereof which cannot be canceled upon thirty (30) days (or less) prior written notice. Notwithstanding the above sentence, Seller shall be entitled to enter into any obligations required to be undertaken by Seller pursuant to the provisions of the Lease without the prior consent of Buyer provided that Seller shall give Buyer prior written notice of the entry of Seller into any such obligations.

11.	REPRESENTATIONS AND WARRANTIES.

11.1 No Representations or Warranties by Seller. Except as expressly set forth in this Agreement, Seller has not made any warranty or representation, express or implied, written or oral, concerning the Property.

11.2 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

11.2.1 Authority. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles. Seller is a limited liability company, validly formed, duly organized and in good standing under the laws of the State of Delaware. Seller has full power, right and authority to enter into and perform this Agreement. The execution and delivery of this Agreement, delivery of money and all required documents, Seller’s performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of Seller. Seller is solvent and is able to meet all of its financial obligations as and when due, and has assets in excess of its liabilities. Neither the execution and delivery of this Agreement, nor the transaction contemplated by this Agreement will conflict in any material respect or constitute a breach under any agreement or instrument by which Seller or the Property is bound;

11.2.2 Service Contracts. To Seller’s knowledge, the Service Contracts listed on Exhibit 1.2(ii) are all of the agreements concerning the operation and maintenance of the Property entered into by Seller and affecting the Property, except those operating agreements that are not assignable;

11.2.3 Condemnation. To Seller’s knowledge, Seller has received no written notice of any pending condemnation proceedings relating to the Real Property;

11.2.4 Litigation. To Seller’s knowledge, Seller has not received written notice of any litigation which has been filed against the Property or the Seller that arises out of the ownership of the Property;

11.2.5 Violations. To Seller’s knowledge, Seller has not received written notice of any violation of any federal, state or local law relating to the use or operation of the Property which remains uncured, provided, however, that Seller has received notice regarding a potential violation of the Americans with Disabilities Act relating to the lack of a handicapped van pool parking area. To Seller’s knowledge, Seller has not received written notice of any alleged building code violations, health and safety code violations, federal, state or local agency actions regarding environmental matters or zoning violations currently affecting the Real Property which remain uncured;

11.2.6 Access. To the best of Seller’s knowledge, no fact or condition exists which may result in the termination or reduction of the current access from the Real Property to existing roads and highways;

11.2.7 Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the income tax regulations issued thereunder;

11.2.8 Lease. There are no leases, occupancies, tenancies, or rental agreements entered into by Seller pertaining to the Real Property or any portion thereof, except the Lease which Lease is described on Exhibit 1.2(i) attached hereto. Pursuant to the Lease, Tenant has entered into several subleases. To Seller’s knowledge, except as disclosed in writing to Buyer or as may be scheduled in the Estoppel Certificate, Seller has not received written notice of any claimed default by Seller under the Lease and there are no unperformed obligations of Seller pursuant to the Lease;

11.2.9 Leasing Commissions. As of the Effective Date, there are no leasing commissions required to be paid in connection with the Lease; and

11.2.10 Third Party Reports. To Seller’s knowledge, the Due Diligence Materials described on Exhibit 6.2.1(i) include all third party reports in Seller’s possession relating to the physical condition of the Real Property.

11.3 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

11.3.1 Authority to Execute; Organization. This Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles. Buyer represents that it is a limited liability company, validly formed, and duly organized and in good standing under the laws of the State of Delaware, and the execution of this Agreement, delivery of money, and all required documents, Buyer’s performance of this Agreement and the transaction contemplated hereby have been duly authorized by the requisite action on the part of Buyer; and

11.3.2 No Encumbrance. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Property in any way, nor shall Buyer, at any time, record this Agreement or a memorandum thereof.

11.4 Knowledge Defined. References to the “knowledge” of Seller and phrases of similar import shall refer only to the current actual (not constructive) knowledge of Douglas C. Rosenberg and Michael Karasik and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller represents that Douglas C. Rosenberg and Michael Karasik are each active in the management and operation of the Property.

12.	INDEMNIFICATION.

12.1 Indemnification of Buyer. Seller hereby agrees to indemnify Buyer against, and to hold Buyer harmless from, all liabilities, losses, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Buyer relating to the Property which arise, result from or relate to (i) acts, occurrences or matters that took place prior to the Closing to the extent that any such claim described in this clause (i) is covered by the commercial general liability insurance policy maintained by Seller or otherwise covered pursuant to applicable insurance coverage maintained by Seller and in this connection Seller represents and warrants that Seller has during the period of its ownership maintained and continues to maintain commercial general liability insurance coverage; and (ii) any material breach of any of the representations or warranties of Seller set forth in Section 11.2 of this Agreement subject, however, to the limitations of Section 16.4.

12.2 Defense of Claims Against Buyer. With respect to any claim for which Buyer has requested indemnification under Section 12.1, Seller shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Buyer may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller’s counsel will, after consultation with Buyer’s counsel, determine the actual strategy, defense or counterclaim to be employed. At Seller’s reasonable request, Buyer will cooperate with Seller in the preparation of any defense for any such claim and Seller will reimburse Buyer for any reasonable expenses incurred in connection with such request. If Seller does not elect to assume the defense of any such matter and such matter is defended by Buyer, Seller shall have the right, at its sole expense, to employ separate counsel acceptable to Buyer and participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer’s counsel will, after consultation with Seller’s counsel, determine the actual strategy, defense and/or counterclaim to be employed.

12.3 Indemnification of Seller. Buyer hereby agrees to indemnify Seller against, and to hold Seller harmless from, all liabilities, losses, damages, costs and expenses whatsoever including without limitation reasonable legal fees and disbursements, incurred by Seller relating to the Property which arise, result from or relate to (i) acts, occurrences or matters that take place subsequent to the Closing to the extent that any such claim described in this clause (i) is covered by the commercial general liability insurance policy maintained by Buyer or otherwise covered pursuant to applicable insurance coverage maintained by Buyer and in this connection Buyer represents and warrants that Buyer will during the period of its ownership maintain commercial general liability insurance coverage; or (ii) any material breach of any of the representations or warranties of Buyer set forth in Section 11.3 of this Agreement.

12.4 Defense of Claims Against Seller. With respect to any claim for which Seller has requested indemnification under Section 12.3, Buyer shall be entitled to assume the defense of any related litigation, arbitration or other proceeding, provided that Seller may at its election and expense, participate in such defense, and provided further that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Buyer’s counsel will, after consultation with Seller’s counsel, determine the actual strategy, defense or counterclaim to be employed. At Buyer’s reasonable request, Seller will cooperate with Buyer in the preparation of any defense for any such claim and Buyer will reimburse Seller for any reasonable expenses incurred in connection with such request. If Buyer does not elect to assume the defense of any such matter, and such matter is defended by Seller, Buyer shall have the right, at its sole expense, to employ separate counsel acceptable to Seller and participate in such defense, provided that if there is any difference of opinion or strategy with respect to the defense of such action or the assertion of counterclaims to be brought with respect thereto, Seller’s counsel will, after consultation with Buyer’s counsel, determine the actual strategy, defense and/or counterclaim to be employed.

13. CASUALTY OR CONDEMNATION.

13.1 Casualty. Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 13.1. If, prior to the Closing, any part of the Real Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Buyer of such fact. If such damage or destruction is “material”, Buyer shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller’s notice. For purposes of this Section 13.1, “material” shall be deemed to be any damage or destruction (i) where the costs of repair or replacement is estimated to be Three Hundred Thousand Dollars ($300,000.00), or more, (ii) which Seller reasonably estimates shall take more than ninety (90) days to repair, (iii) which results in access to or parking on the Real Property being adversely affected in a material respect, (iv) which damage results in the Real Property failing to comply in a material respect with zoning or any covenants, conditions, or restrictions affecting the Real Property, (v) which damage entitles the Tenant to terminate the Lease, or (vi) where the cost of repair or replacement is uninsured by an amount in excess of Ten Thousand Dollars ($10,000). In the case of an uninsured loss, Seller, at its election, shall be entitled (but not required) to pay (or credit to Buyer against the Purchase Price) the amount of the excess (i.e., in excess of $10,000) and, thereby, nullify the option of Buyer otherwise existing to terminate this Agreement. If Buyer does not exercise this option to terminate this Agreement, or the casualty is not material, neither party shall have the right to terminate this Agreement, but Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all insurance proceeds payable to it with respect to such destruction (but not in excess of the Purchase Price) and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price provided that Buyer shall be entitled to a credit at Closing against the Purchase Price in an amount equal to any deductible with respect to any applicable insurance coverage (exclusive, however, of any deductible relating to a casualty resulting from earthquake or flood). If Buyer does not elect to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment in the insurance claim. If Buyer does terminate this Agreement pursuant to this Section 13.1, this Agreement shall terminate, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination) and the Escrow Agent is hereby instructed to return promptly to the party which placed such items into Escrow all funds (including the Deposit which is to be promptly returned to Buyer) and documents which are held by the Escrow Agent on the date of termination.

13.2 Condemnation. In the event that all or any substantial portion of the Real Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing, Buyer may, at its option either (a) terminate this Agreement by written notice thereof to Seller and receive an immediate refund of the Deposit, together with any interest earned thereon, or (b) proceed to close the transaction contemplated herein pursuant to the terms hereof in which event Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller and there shall be no reduction in the Purchase Price. For purposes of this provision, a “substantial portion” of the Real Property shall mean (i) any material portion of the Real Property is taken; (ii) the access to the Real Property or any available parking area therefore is materially reduced or restricted; (iii) any of the rentable square footage of the Improvements is taken; (iv) the amount of any condemnation award is estimated to exceed Two Million Dollars ($2,000,000); (v) condemnation results in the Real Property failing to comply in a material respect with any zoning or any covenants, conditions, or restrictions affecting the Real Property; or (vi) the condemnation entitles the Tenant to terminate the Lease. In the event that a portion of the Real Property less than a substantial portion is taken, or Buyer elects not to terminate this Agreement, Buyer shall proceed to close the transaction contemplated herein and there shall be no reduction in the Purchase Price and Seller shall assign and turn over to Buyer and Buyer shall be entitled to receive and keep all awards for the taking by eminent domain which accrue to Seller.

14. COMMISSIONS.

14.1 Payment of the Sales Commission. Seller represents and warrants to Buyer that no real estate broker or agent has been authorized to act on Seller’s behalf except for CB Richard Ellis (“Seller’s Agent”). Subject to the occurrence of the Closing, Seller shall pay to Seller’s Agent as a real estate brokerage commission an amount as separately agreed by Seller and Seller’s Agent. Buyer represents and warrants to the Seller that no real estate broker or agent has been authorized to act on Buyer’s behalf. Buyer and Seller each indemnifies the other party and agrees to defend and hold the other party harmless from any and all demands or claims which now or hereafter may be asserted against the other party for any brokerage fees, commissions or similar types of compensation which may be claimed by any broker as a result of the indemnifying party’s acts in connection with this transaction, except as otherwise provided herein.

14.2 Leasing Commissions and Landlord Tenant Improvements. Subject to the provisions of Section 10.3 above, Buyer shall pay all leasing commissions, landlord tenant improvement costs and landlord reasonable attorneys’ fees relative to any leases, extensions, or renewals made on or after the Effective Date to the extent (i) such costs are disclosed to Buyer prior to entry by Seller into any new lease with respect to which such costs are incurred and (ii) with respect to the existing Lease, such costs are disclosed to Buyer prior to entry into any amendment or other modification of the Lease.

15.	NOTICES.

All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery to a commercial courier for next business day delivery, as the case may be. Notices may be given by facsimile and shall be effective upon the transmission of such facsimile notice provided that the facsimile notice is transmitted prior to 5:00 p.m. Pacific Time on a business day and evidence of its successful transmission indicating the date and time of transmission is available for inspection upon request. Each party shall be entitled to modify its address by notice given in accordance with this Section 15.

If to Seller:	Rosenberg Soma Investments III, LLC
c/o The Rosenberg Company
153 Townsend Street, Suite 530
San Francisco, CA 94107
Attn: Douglas C. Rosenberg
Fax: (415) 777-9830

With a copy to:	Kay & Merkle, LLP
100 The Embarcadero, Penthouse
San Francisco, CA 94105
Attn: Walter F. Merkle, Esq.
Fax: (415) 512-9277

If to Buyer:	KBS Realty Advisors, LLC
201 California Street, Suite 470
San Francisco, CA 94111
Attn: Mr. Peter Mette
Fax: (415) 962-0188

With a copy to:	Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, CA 92614
Attn: Bruce Fischer, Esq.
Fax: 949.399.7001

16. LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

16.1 No Reliance on Documents. Except as may be expressly stated in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agents to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

16.2 As-Is Sale: Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY EMPLOYEES OR AGENTS REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, BUYER SHALL ACCEPT THE PROPERTY SUBJECT TO THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING (EXCEPT WITH RESPECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT), SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, MANAGERS, SHAREHOLDERS, MEMBERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT, EXCLUDING FRAUD),

LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, MANAGERS, SHAREHOLDERS, MEMBERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. WITHOUT LIMITING THE FOREGOING RELEASE AND WAIVER, BUYER ACKNOWLEDGES AND AGREES THAT THE FOREGOING WAIVER INCLUDES WAIVER OF AND THAT BUYER KNOWINGLY AND INTENTIONALLY WAIVES ANY DISCLOSURES, OBLIGATIONS, OR REQUIREMENTS OF SELLER WITH RESPECT TO THE FOLLOWING CALIFORNIA CODE SECTIONS: GOVERNMENT CODE SECTIONS 8589.3 AND 8589.4 (POTENTIAL FLOOD AREAS); 51183.5 (HIGH FIRE HAZARD SEVERITY ZONE); PUBLIC RESOURCE CODE SECTIONS 2621.9 (EARTHQUAKE FAULT ZONE), 2694 (SEISMIC HAZARD ZONE), 4136 (WILDLAND AREA); AND HEALTH & SAFETY CODE SECTION 19211 (WATER HEATER CERTIFICATION) AND ACKNOWLEDGES AND AGREES THAT BUYER HAS HAD AN OPPORTUNITY TO INDEPENDENTLY EVALUATE AND INVESTIGATE THE MATTERS AS DESCRIBED IN SUCH CODE SECTIONS WITH RESPECT TO THE PROPERTY. IN CONNECTION WITH THE ABOVE WAIVERS, BUYER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES THAT:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Buyer’s Initials	Seller’s Initials

In no event shall the above provisions of Section 16.2 be construed to release Seller from any of its express representations, warranties, or covenants pursuant to this Agreement or from any claims or actions Buyer may have against Seller following the Closing relating to third party claims asserted against Buyer with respect to matters occurring prior to the Closing and during Seller’s ownership of the Property.

16.3 Material Change. Seller shall promptly notify Buyer of any change in any condition with respect to the Property or any event or circumstance which makes any representation or warranty of Seller as set forth in Section 11.2 of this Agreement materially untrue or misleading or any covenant of Seller under this Agreement incapable of being performed. In no event shall Seller be liable to Buyer for, or be deemed to be in default pursuant to this Agreement by reason of any inaccuracy of a representation or warranty which results from any change that occurs between the Effective Date and the Closing Date and is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a material change which is not permitted hereunder shall constitute the non-fulfillment of the condition set forth in Section 7.2.2 hereof. If, in spite of such non-fulfillment of the conditions set forth in such Section 7.2.2 the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in any notice or notices of modification as given by Seller to Buyer pursuant to this Section 16.3 prior to the Closing.

16.4 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 11.2 hereof (as such may have been updated as of the Closing in accordance with Section 16.3) in accordance with the terms of this Agreement, shall survive Closing for a period of nine (9) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty unless the valid claims for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000.00), in which event the amount of such valid claims in excess of Fifty Thousand Dollars ($50,000.00) shall be actionable, up to the Maximum (as defined in this Section), and unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of said nine (9) month period and any action shall have been commenced by Buyer against Seller within eleven (11) months of Closing. As used herein, the term “Maximum” shall mean the total aggregate amount of One Million Dollars ($1,000,000.00).

16.5 Survival of Limitations. The provisions of this Article 16 shall survive Closing or any termination of this Agreement.

17.	MISCELLANEOUS.

17.1 Time. Time is of the essence in the performance of each party’s obligations hereunder; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State in which the Property is located, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday. Any and all notices to be given pursuant to this Agreement shall be given prior to 5:00 p.m. Pacific Standard Time on the applicable date. References to a “day” unless otherwise expressly provided, shall be considered to be a reference to a calendar day.

17.2 Attorneys’ Fees. If any legal action, arbitration or other proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees and expenses. The phrase “prevailing party” shall include a party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise.

17.3 No Waiver. No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

17.4 Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified in writing.

17.5 Survival. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the Closing.

17.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors and assigns of Seller and Buyer; provided, however, that Buyer shall not assign Buyer’s rights and obligations pursuant to this Agreement to any party without the prior written consent of Seller which consent may be withheld in its sole and absolute discretion. Notwithstanding the above sentence to the contrary, Buyer shall be entitled to assign its rights and obligations without the consent of Seller to an entity for which Buyer (or an affiliate of Buyer) acts as the investment advisor. Buyer shall give Seller written notice of any such assignment at least five (5) business days prior to the intended date for Closing. No assignment by Buyer shall relieve Buyer of any of its obligations or liabilities pursuant to this Agreement.

17.7 Severability. In the case that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.8 Captions. Paragraph titles or captions contained in this Agreement are inserted as a matter of convenience only and for reference, and in no way define, limit, extend or describe the scope of this Agreement.

17.9 Exhibits. All exhibits attached hereto shall be incorporated herein by reference as if set out herein in full.

17.10 Relationship of the Parties. The parties acknowledge that neither party is an agent for the other party, and that neither party shall or can bind or enter into agreements for the other party.

17.11 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and be construed in accordance with the laws of the State of California.

17.12 Review by Counsel. The parties acknowledge that each party and its counsel have reviewed and approved this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

17.13 Non-Disclosure. The parties hereto shall not disclose any of the material terms of this Agreement (except to the extent as may be required by law or as required by the Title Company or to the officers, directors, partners and employees of the parties hereto in the ordinary course of business) without the prior written consent of the other party except that each party may make disclosure to its respective lawyers, accountants, advisors, investors, lenders, members, and shareholders provided that, following the Closing, and subject to the occurrence of the Closing, Seller and Buyer shall be entitled to make such disclosures as are reasonably appropriate in connection with the subject transaction. In addition, nothing contained in this Section 17.13 shall impair Buyer’s right to make REIT disclosures permitted in Section 6.2.4 above of this Agreement.

17.14 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original. This Agreement shall only be effective if a counterpart is signed by both Seller and Buyer.

17.15 Filing of Reports. The Escrow Agent shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 as amended (and any similar reports or returns required under any state or local laws) in connection with the Closing.

17.16 1031 Exchange. In connection with the transactions contemplated by this Agreement, Seller or Buyer may wish to engage in a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986 as amended. Each of Buyer and Seller agrees to reasonably cooperate with the other in connection with any such exchange, provided, however, that the non-exchanging party will not be required to take title to any real property (other than the Real Property with respect to Buyer) or become a party to any agreement other than a consent to assignment or like document; the non-exchanging party shall not incur any additional liability or expense by reason of such exchange; the exchanging party will indemnify and hold the non-exchanging party harmless for, from and against any claim, demand, cause of action, liability or expense (including attorney’s fees) in connection therewith, including, without limitation, any increase in escrow fees or charges resulting from such exchange; and the exchanging party acknowledges and agrees and that the non-exchanging party has not made and will not make any representation or warranty as to the effectiveness for tax purposes of any such exchange. The exchanging party must notify the non-exchanging party at least five (5) business days before the contemplated date of Closing if the exchanging party intends to proceed pursuant to this Section 17.16.

17.17 Licensed Real Estate Brokers. Buyer hereby acknowledges that (a) ROK Properties, Inc., a California corporation (“ROK”) is an affiliate of Seller, is a licensed real estate broker under the laws of the State of California, (b) Michael Karasik, officer of ROK, is similarly so licensed and (c) no agency relationship has been created between Seller and Buyer (or between ROK or Michael Karasik and Buyer) with respect to the transactions subject to this Agreement.

17.18 Third Party Beneficiaries. This Agreement is for the benefit of Buyer and Seller and their respective agents, employees, shareholders, officers, directors, partners, managers, members, and successors and no third party shall be entitled to the benefit of any of the provisions of this Agreement.

17.19 Facsimile Signatures. Seller and Buyer each (a) has agreed to permit the use from time to time, where appropriate, of telecopy signatures in order to expedite the transaction contemplated by this Agreement, (b) intends to be bound by its respective telecopy signature, (c) is aware that the other will rely on the telecopied signature, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement and the documents affecting the transaction contemplated by this Agreement based on the fact that a signature was sent by telecopy only.

18. DEFAULT.

18.1 Liquidated Damages. FROM AND AFTER THE EXPIRATION OF THE DUE DILIGENCE PERIOD, IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT OF BUYER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 18.1 BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER ARISING FROM SUCH FAILURE OF THE SALE TO CLOSE. IN ADDITION, BUYER SHALL PAY ALL TITLE, SURVEY AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 18.1 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY’S OBLIGATION TO INDEMNIFY SUCH PARTY IN ACCORDANCE WITH THIS AGREEMENT, OR (B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY EXECUTING THIS SECTION 18.1 BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

Buyer’s Initials	Seller’s Initials

18.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to receive (i) the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder and (ii) reimbursement for all third party out-of-pocket costs incurred by Buyer in connection with its due diligence with respect to the Property (subject, however, to an aggregate maximum amount of Seventy-Five Thousand Dollars ($75,000)), or (b) to enforce specific performance of Seller’s obligation to convey the Property to Buyer in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder, except for damages with respect to third party reimbursed costs as expressly set forth above in this Section 18.2. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit, as well as reimbursement for third party costs if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Real Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

19. DEFINITIONS. For ease of reference, the defined terms as employed in this Agreement and as listed below are defined in the designated sections

19.1	“Agreement” as defined in the first paragraph
19.2	“Approval Notice” as defined in Section 6.7
19.3	“Assignment” as defined in Section 1.2
19.4	“Bill of Sale” as defined in Section 8.1.2
19.5	“Buyer” as defined in the first paragraph
19.6	“Buyer’s 3-14 Audit” as defined in Section 6.2.1
19.7	“Buyer’s Representatives” as defined in Section 6.4
19.8	“Buyer’s Reports” as defined in Section 6.5
19.9	“Buyer’s Title Policy” as defined in Section 3.2
19.10	“Closing” as defined in Section 5.1
19.11	“Closing Date” as defined in Section 5.1
19.12	“Deed” as defined in Section 8.1.1
19.13	“Deposit” as defined in Section 2.1
19.14	“Deposit #1” as defined in Section 2.1
19.15	“Deposit #2” as defined in Section 2.1
19.16	“Deposit #3” as defined in Section 2.1
19.17	“Due Diligence Date” as defined in Section 6.1
19.18	“Due Diligence Materials” as defined in Section 6.2
19.19	“Due Diligence Period” as defined in Section 6.1
19.20	“Effective Date” as defined in the first paragraph
19.21	“Escrow” as defined in Section 4.1
19.22	“Escrow Agent” as defined in Section 4.1

19.23	“Estoppel Certificate” as defined in Section 7.2.6
19.24	“Extension Notice” as defined in Section 5.1
19.25	“Improvements” as defined in Section 1.1.2
19.26	“Intangible Property” as defined in Section 1.2
19.27	“Land” as defined in Section 1.1.1
19.28	“Lease” as defined in Section 1.2
19.29	“LOC” as defined in Section 9.2.3
19.30	“Maximum” as defined in Section 16.4
19.31	“Permitted Exceptions” as defined in Section 3.3
19.32	“Personal Property” as defined in Section 1.1.3
19.33	“Property” as defined in Section 1.1
19.34	“Purchase Price” as defined in Section 2.
19.35	“Real Property” as defined in Section 1.1.2
19.36	“REIT” as defined in Section 6.2.4
19.37	“ROK” as defined in Section 17.17
19.38	“Seller” as defined in the first paragraph
19.39	“Seller Certificate” as defined in Section 8.1.6
19.40	“Seller’s Agent” as defined in Section 14.1
19.41	“Service Contracts” as defined in Section 1.2
19.42	“SNDA” as defined in Section 6.8
19.43	“Subsequent Title Defects Notice” as defined in Section 6.3.3
19.44	“Survey” as defined in Section 6.3.1
19.45	“Tenant” as defined in Section 3.3.3
19.46	“Tenant Notification Letter” as defined in Section 8.3
19.47	“Title Commitment” as defined in Section 6.3.4
19.48	“Title Company” as defined in Section 4.1
19.49	“Title Notice” as defined in Section 6.3.2
19.50	“Title Report” as defined in Section 6.3.1
19.51	“Title Review Period” as defined in Section 6.3

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:				BUYER:

Rosenberg Soma Investments III, LLC, a Delaware limited liability company				KBS Realty Advisors, LLC a Delaware limited liability company

By:	TRC Investors III, LLC,			By:	/s/ Authorized Signatory
	a California limited liability company,			Name:
	its Manager			Its:

	By:	The Rosenberg Company,
a California corporation, its Manager

		By:	/s/ Douglas C. Rosenberg
Douglas C. Rosenberg,
President

LIST OF EXHIBITS

Exhibit 1.1.1	-	Legal Description of Land

Exhibit 1.2 (i)	-	Schedule of Lease

Exhibit 1.2 (ii)	-	Schedule of Service Contracts

Exhibit 6.2.1(i)	-	Delivered Materials

Exhibit 6.2.1(ii)	-	Buyer’s 3-14 Audit Documents

Exhibit 6.7	-	Form of Approval Notice

Exhibit 7.2.6	-	Form of Estoppel Certificate

Exhibit 8.1.1	-	Form of Grant Deed

Exhibit 8.1.2	-	Form of Bill of Sale

Exhibit 8.1.3	-	Form of Assignment and Assumption Agreement

Exhibit 8.1.6	-	Form of Seller Certificate

Exhibit 8.2.3	-	Form of Buyer’s Affidavit

Exhibit 8.3	-	Form of Tenant Notification Letter